Exhibit 99.1

CORRECTION: Blonder Tongue Reports Third Quarter 2016 Results
In the news release, "Blonder Tongue Reports Third Quarter 2016 Results" issued earlier today by Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR), we are advised by the company that the gross profit for quarter ended September 30, 2016 is $1,901 (in thousands) rather than $3,531 (in thousands) as originally issued.
OLD BRIDGE, NJ / ACCESSWIRE / November 14, 2016 / Blonder Tongue Laboratories, Inc. (NYSE MKT: BDR) announced its sales and results for the third quarter and nine months ended September 30, 2016.
Net sales decreased $272,000 or 4.8% to $5,432,000 for the third quarter of 2016 from $5,704,000 for the comparable period in 2015. Net loss for the three months ended September 30, 2016 was $(642,000) or $(0.08) per share in 2016, compared to $(1,958,000) or $(0.30) per share for the comparable period in 2015.
The decrease in net sales is primarily attributed to a decrease in analog video headend products partially offset by an increase in sales of digital video headend products. Sales of analog video headend products were $559,000 and $930,000 and digital video headend products were $2,763,000 and $2,610,000 in the third three months of 2016 and 2015, respectively.
For the nine month period ended September 30, 2016, net sales increased $1,328,000, or 8.4%, to $17,057,000 in 2016 from $15,729,000 in 2015. Net loss for the nine months ended September 30, 2016 was $(857,000) or $(0.12) per share, compared to $(4,635,000) or $(0.72) per share for the comparable period in 2015.
The increase in net sales is primarily attributed to an increase in sales of digital video headend products and data products offset by a decrease in analog video headend products and contract manufactured products. Sales of digital video headend products were $8,889,000 and $7,115,000, data products were $1,592,000 and $499,000, analog video headend products were $1,789,000 and $2,843,000 and contract manufactured products were $994,000 and $1,144,000 in the first nine months of 2016 and 2015, respectively.
Commenting on the third quarter, Chief Executive Officer Robert J. Palle noted, "Our results for the third quarter 2016 fell short of expectations. Although net sales were only slightly less than expected, several factors adversely impacted gross margin when compared to the second quarter of 2016; specifically, increased internal facilities expenses, a reduction in overhead-in-inventory value as a result of overhead expense reduction, and a less favorable product mix. We believe that net sales will remain flat through the remainder of 2016 and into the first quarter of 2017. On a positive note, we received several significant orders for newly introduced products during the quarter, and sales of those products should increase as 2017 unfolds. In the near term, we remain focused on achieving positive EBITDA, refinancing the revolver and term loan with a new lender, and completing the development of the new products that are also expected to contribute to increased sales in 2017."
Conference Call Reminder
Details of the live teleconference:
Date: Monday, November 14, 2016
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
 Investor Dial-in (US & Canada Toll-Free): 866-932-0173

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.
About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high-speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2015 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Palle
Chief Executive Officer
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
 (in thousands, except per share data)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$5,432	$5,704	$17,057	$15,729
Gross profit	1,901	773	6,586	3,689
Loss from operations	(414)	(1,875)	(379)	(4,386)
Net loss	$(642)	$(1,958)	$(857)	$(4,635)
Basic and diluted net loss per share	$(0.08)	$(0.30)	$(0.12)	$(0.72)
Basic weighted average shares outstanding	7,738	6,555	7,179	6,407
Diluted weighted average shares outstanding	7,738	6,555	7,179	6,407
Consolidated Summary Balance Sheets
 (in thousands)
(unaudited)
	September 30, 2016	December 31, 2015

Current assets	$7,974	$8,313
Property, plant, and equipment, net	3,352	3,621
Total assets	14,831	16,230
Current liabilities	7,400	8,622
Long-term liabilities	541	239
Stockholders' equity	6,890	7,369

Total liabilities and stockholders' equity	$14,831	$16,230
SOURCE: Blonder Tongue Laboratories, Inc.